SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2008

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In July 2007, Southwestern Public Service Company (SPS), a wholly owned subsidiary of Xcel Energy Inc., filed with the New Mexico Public Regulation Commission (NMPRC) requesting a New Mexico retail electric general rate increase of $17.3 million annually, or 6.6 percent.  The rate filing is based on a 2006 test year adjusted for known and measurable changes and includes a requested rate of return on equity (ROE) of 11.0 percent, an electric rate base of approximately $307.3 million and an equity ratio of 51.2 percent. In addition to the base rate costs described above, SPS sought to implement a rate rider to recover costs for the Lea Power Partners project.  Lea Power is a natural gas combined cycle 604MW plant currently being constructed near Hobbs, New Mexico.  In March 2008, SPS filed rebuttal testimony reducing the rate increase request to $16.6 million, based on a 10.7 percent ROE.

In April 2008, hearings on SPS’ application were held, in which the parties agreed to move consideration of the LPP power purchase agreement costs to a future rate proceeding to be initiated by SPS this fall.  SPS is expected to start taking energy beginning in late summer of 2008 when LPP reaches commercial operations.

On July 3, 2008, the hearing examiner recommended a $12.6 million electric rate increase, including a 10.14 percent ROE on a rate base of approximately $300.9 million.  In addition, the hearing examiner recommended the exclusion of approximately $3.5 million of historical demand-side management costs from rates and a reduction in certain rate case preparation and power plant outage expenses from the test year.  The parties’ exceptions to the recommendation were filed on July 16, 2008 and the replies to exceptions were due on July 24, 2008.

On Aug. 27, 2008, the NMPRC issued its final order partially adopting the hearing examiner ‘s recommended decision.  The NMPRC ordered a $7 million electric rate increase, including a 10.18 percent ROE.  In addition, the final order allows for a rider to recover $3.8 million of restructuring costs.  The total increase allowed is $10.7 million.  The NMPRC disallowed $3.5 million in rate base for historical demand side management expenditures and certain rate case and prepaid pension expenses.  SPS plans to seek reconsideration of the final order.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

Sept. 4, 2008